Exhibit 10.41

EMPLOYMENT AGREEMENT

              This Agreement is made effective this 1st day of June, 2000 (the “Effective Date”), by and between E*TRADE Group, Inc., a Delaware corporation (“Company”), and Jerry Gramaglia (“Executive”).

BACKGROUND

              Executive is serving as President and Chief Operating Officer of the Company. The parties desire to enter into a formal employment agreement with respect to the continued employment of Executive by Company, which shall automatically become effective as of the Effective Date.

TERMS AND CONDITIONS

              In consideration of the premises and the mutual covenants and agreements set forth below, the parties agree as follows:

              1.  Termination of Prior Agreements. Subject to the provision of Section 9 herein, any prior agreement shall terminate and be of no further force and effect as of the execution of this Agreement.

              2.  Employment. Executive agrees to serve as President and Chief Operating Officer of Company for the term of this Agreement, subject to the terms set forth in this Agreement and the provisions of the Bylaws of Company. During his employment, Executive shall devote his effort and attention, on a full-time basis, to the performance of the duties required of him as an executive of Company.

              3.  Compensation. As compensation for his services during the term of this Agreement, Executive shall receive the amounts and benefits set forth in this Section 3 all effective as of the Effective Date unless otherwise specified:

                     (a)  An annual salary of $425,000 (“Base Salary”) prorated for any partial year of employment. As soon as reasonably practicable after the close of Company’s current fiscal year and the close of each fiscal year thereafter, the Base Salary shall be subject to review by the Compensation Committee of the Company’s Board of Directors for increases in light of the size and performance of Company. The Base Salary, as adjusted in accordance with this subsection (a), shall remain in effect unless and until it is increased in accordance with this subsection (a). Executive’s salary shall be payable semimonthly or in accordance with Company’s regular payroll practices in effect from time to time for officers of his level in Company.

                     (b)  Participation in E*TRADE’s gr2 (Success Sharing) Bonus Plan. The Executive will be eligible to receive an incentive bonus of 80% of his base salary, which may be increased as determined by the Chairman/Chief Executive Officer and the Compensation Committee of the Company.

                     (c)  Participation in the employee benefit plans maintained by Company and in other benefits provided by Company to senior executives, including retirement and 401(k) plans, deferred compensation, medical and dental, annual vacation, paid holidays, sick leave, and similar benefits, which are subject to change from time to time at the reasonable discretion of Company.

                     (d)  Reimbursement for financial counseling not to exceed $10,000 per year and for annual physical examinations for the executive and his wife not to exceed $20,000 per year.

                     (e)  It is acknowledged that Executive has received option grants in accordance with the terms of this contract. Company agrees that there will be no change made in any Stock Option during the term of Executive’s employment hereunder which adversely affects Executive’s rights as established by the foregoing documents, without the prior written consent of Executive.

                     (f)  Lease of automobile for company use, of a mutually agreeable make and model of a value not to exceed $50,000, and reimbursement of reasonable operating expense.

                     (g)  Reimbursement of all reasonable business-related expenses, including without limitation business- travel conducted pursuant to Company’s travel policy.

                     (h)  Reimbursement of the reasonable maintenance costs of a comprehensive security and monitoring system installed in the Executive’s primary residence.

                     (i)  Executive will be eligible for full relocation benefits as provided by our executive relocation policy.

              4.  Term. The term of this Agreement and the termination rights are as follows:

                     (a)  This Agreement and Executive’s employment under this Agreement shall be effective as of the Effective Date and shall continue for a term ending on May 31, 2004 (the “Initial Term”).

                     (b)  This Agreement and Executive’s employment may be terminated by either party prior to the end of the Initial Term (or any renewal period) upon 30 days’ prior written notice to the other party, provided that, in the event of such termination, Company shall be obligated to make the payments and provide the benefits described in Section 6 below.

              5.  Executive will be given the option of a fully secured first mortgage loan of up to $10,000,000 for the purchase of a house in the San Francisco area. The terms and conditions of this fully secured and full recourse loan will be set forth in a separate writing.

              6.  Termination Payments. Upon termination of Executive’s employment, Company shall pay to Executive, within three business days after the end of the 30-day notice period provided in Section 4 above, a payment in cash equal to subsection (a) of this Section 6, and shall for the period or at the time specified provide the other benefits described in subsection (b) of this Section 6 if: (i) Executive’s employment is terminated by Company, other than for Cause, within three years after any “Change in Control” of Company as defined in subsection (d) of this Section 6, or at the request of or pursuant to an agreement with a third party who has taken steps reasonably calculated to effect a Change in Control, or otherwise in connection with or in anticipation of a Change in Control

                     (a)  Eighteen (18) months of Executive’s current Base Salary.

                     (b)  In addition to the amount payable to Executive under subsection (a) of this Section 6, upon termination of Executive for any reason the health care (including medical and dental) and life insurance benefits coverage benefits provided to Executive at his date of termination shall be continued at the same level and in the same manner as if his employment had not terminated (subject to the customary changes in such coverages if Executive reaches age 65 or similar events), together with the benefits described in subsections (d) and (f) of Section 3 beginning on the date of such termination and ending on the later of: (a) the end of the term of this Agreement or (b) the date eighteen (18) months following the date of the Executive’s termination, followed by COBRA election rights. Any additional coverages Executive had at termination, including dependen t coverage, will also be continued for such period on the same terms. Any costs Executive was paying for such coverages at the time of termination shall continue to be paid by Executive. If the terms of any benefit plan referred to in this section do not permit continued participation by Executive, then Company will arrange for other coverage providing substantially similar benefits at the same contribution level of Executive.

                     (c)  For purposes of this Agreement, the following definitions shall apply:

                            (i)  The “Board” shall mean the Board of Directors of Company.

                            (ii)  The “Incumbent Board” shall mean the members of the Board as of the date of this Agreement and any person becoming a member of the Board hereafter whose election, or nomination for election by Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Company).

                            (iii)  “Change in Control” shall mean:

                            (A)  The acquisition (other than from Company) by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (excluding, for this purpose, any employee benefit plan of Company or its subsidiaries which acquires beneficial ownership of voting securities of Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50%

or more of either the then outstanding shares of Common Stock or the combined voting power of Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

                            (B)  The failure for any reason of individuals who constitute the Incumbent Board to continue to constitute at least a majority of the Board; or

                            (C)  Approval by the stockholders of Company of a reorganization, merger, consolidation, in each case, with respect to which the shares of Company voting stock outstanding immediately prior to such reorganization, merger or consolidation do not constitute or become exchanged for or converted into more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, or a liquidation or dissolution of Company or of the sale of all or substantially all of the assets of Company.

                            (iv)   “Current Total Annual Compensation” shall be the greater of (i) Executive’s Base Salary for the calendar year in which his employment terminates or (ii) such salary for the calendar year prior to the year of such termination.

                            (v)  “Disability” shall mean the total and permanent inability of Executive due to illness, accident or other physical or mental incapacity to perform the usual duties of his employment under this Agreement, as determined by a physician selected by Company and acceptable to Executive or Executive’s legal representative (which agreement as to acceptability shall not be unreasonably withheld).

                            (vi)  The “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

                            (vii)  “Cause” shall be defined solely as (i) Executive’s defalcation or misappropriation of funds or property of the Company, or the commission of any other illegal act in the course of his employment with Company which, in the reasonable judgment of the Board of Directors, has a material adverse financial effect on the Company or on Executive’s ongoing abilities to carry out his duties under this Agreement; (ii) Executive’s conviction of a felony or of any crime involving moral turpitude, and affirmance of such conviction following the exhaustion of any appeals; (iii) refusal of Executive to substantially perform all of his duties and responsibilities, or Executive’s persistent neglect of duty or chronic unapproved absenteeism (other than for a temporary or permane nt Disability), which remains uncured following thirty days after written notice of such alleged Cause by the Board of Directors; or (iv) any material and substantial breach by Executive of other terms and conditions of this Agreement, which, in the reasonable judgment of the Board of Directors, has a material adverse financial effect on the Company or on Executive’s ongoing abilities to carry out his duties under this Agreement and which remains uncured following thirty days after written notice of such alleged Cause by either the Board of Directors, or Company’s chairman and Chief Executive Officer.

              7.  Executive agrees that during his employment with E*TRADE Executive will not engage in any other employment, business, or business related activity unless Executive receives E*TRADE’s prior written approval to hold such outside employment or engage in such business or activity. Such written approval will not be unreasonably withheld if such outside employment, business or activity would not in any way be competitive with the business or proposed business of E*TRADE or otherwise conflict with or adversely affect in any way his performance of his employment obligations to E*TRADE.

                     Subject to the approval of the Chief People Officer or his replacement, commencing on the date of termination of his employment with E*TRADE and continuing for a period not to exceed twelve (12) months, Executive will not, except as provided below, as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity directly or indirectly:

                            i.  engage in any activity, in any market where E*TRADE conducts business, in which Executive participate, manage or advise in the design, development, marketing, sale or servicing of any product related to global institutional and retail internet securities trading, clearing services or execution (hereafter referred to as “the Business”);

                            ii.  induce, encourage or solicit any individual who was employed by E*TRADE within six (6) months of the date his employment with E*TRADE terminates to leave the Company for any reason or to accept employment with any other company, or to employ, interview or arrange to have business opportunities offered to any such individual; or

                            iii.  permit his name to be used in connection with a business which is competitive or substantially similar to the Business.

                     Notwithstanding the foregoing, Executive may own, directly or indirectly, solely as an investment, up to one percent (1%) of any class of “publicly traded securities” of any person or entity which owns a business that is competitive or substantially similar to the Business. The term “publicly traded securities” shall mean securities that are traded on a national securities exchange of listed on the National Association of Securities Dealers Automated Quotation System.

                     If any restriction set forth in this non-competition section is found by a court to be unreasonable, then Executive agrees, and hereby submit, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable. Executive acknowledges that the services that Executive will provide to E*TRADE under this Agreement are unique and that irreparable harm will be suffered by E*TRADE in the event of the breach by Executive of any of his obligations under this Agreement, and that E*TRADE will be entitled, in addition to its other rights, to enforce by an injunction or decree of specific performance the obligations set forth in this Agreement. Any claims asserted by Executive against E*TRADE shall not constitute a defense in any injunction action brought by E*TRADE to obtain specific enforcement of said paragraphs.

                     Executives agree that if the Company establishes that Executive, or those acting in concert with Executive or on his behalf, materially violate the Non-Competition provision in any way, the Company shall be entitled to recover the reasonable attorneys’ fees and litigation expenses incurred, arising out of or relating to the Company’s efforts to prevent the breach, to establish that a breach has occurred, to enforce the Non-Competition provisions or to seek to redress a breach, including any appeals if necessary. If the Company fails to establish that Executive, or those acting in concert with Executive or on his behalf, have materially violated any of the Non-Competition provisions in any way, Executive shall be entitled to reimbursement of reasonable attorneys’ fees and litigation expenses incurred in his defense.

              8.  Arbitration. We each agree that any and all disputes between us which arise out of his employment, the termination of his employment, or under the terms of this Agreement shall be resolved through final and binding arbitration. This shall include, without limitation, disputes relating to this Agreement, any disputes regarding his employment by E*TRADE or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of his employment with E*TRADE or its termination. The only claims not covered by this section are the following: (i) claims for benefits under the unemployment insurance or workers’ compensation laws; (ii) claims conce rning the validity, infringement or enforceability of any trade secret, patent right, copyright, trademark or any other intellectual property held or sought by E*TRADE, or which E*TRADE could otherwise seek; in each of these instances such disputes or claims shall not be subject to arbitration, but rather, will be resolved pursuant to applicable California law. Binding arbitration will be conducted in Santa Clara County in accordance with the rules and regulations of the American Arbitration Association. The parties will split the cost of the arbitration filing and hearing fees and the cost of the arbitrator; each side will bear its own attorneys’ fees, unless otherwise decided by the arbitrator. Executive understand and agree that arbitration shall be instead of any civil litigation, that each side waives its right to a jury trial, and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

              9.  Miscellaneous Provisions. This Agreement, the stock options grant agreements and the previously executed Proprietary Information and Inventions Agreement will be the entire agreement between Executive and E *TRADE relating to his employment and the additional matters provided for herein. This Agreement supersedes and replaces (i) any prior verbal or written agreements between the parties except as provided for herein and (ii) any prior verbal or written agreements between the undersigned Executive and the Company relating to the subject matter hereof. This Agreement may be amended or altered only in a writing signed by Executive and the Company. This Agreement shall be construed and interpreted in accordance with the laws of the State of California. Each provision of this Agreement is severable from the others, and if any provision hereof shall be to any extent unenforceable it and the oth er provisions shall continue to be enforceable to the full extent allowable, as if such offending provision had not been a part of this Agreement.

              10.  Assignment; Successors. Any assignment of this Agreement shall be in accordance with the following:

                     (a)  The rights and benefits of Executive under this Agreement, other than accrued and unpaid amounts due hereunder, are personal to him and shall not be assignable by Executive, except with the prior written consent of Company.

                     (b)  Subject to the provisions of subsection (c) of this Section 6, this Agreement shall not be assignable by Company, provided that with the consent of Executive, Company may assign this Agreement to another corporation wholly owned by it either directly or through one or more other corporations, or to any corporate successor of Company or any such corporation.

                     (c)  Any business entity succeeding to substantially all of the business of Company, by purchase, merger, consolidation, sale of assets or otherwise, shall be bound by and shall adopt and assume this Agreement, and Company shall require the assumption of this Agreement by such successor as a condition to such purchase, merger, consolidation, sale of assets or other similar transaction.

              11.  Notices. Any notice or other communications under this Agreement shall be in writing, signed by the party making the same, and shall be delivered personally or sent by certified or registered mail, postage prepaid, addressed as follows:

If to Executive:	Mr. Jerry Gramaglia c/o E*Trade Group, Inc. 4500 Bohannon Drive Menlo Park, CA 94025

If to Company:	Chief Legal Affairs Officer c/o E*Trade Group, Inc. 4500 Bohannon Drive Menlo Park, CA 94025

or such other address or agent as may hereafter be designated by either party hereto. All such notices shall be deemed given on the date personally delivered or mailed.

              12.  Full Settlement and Legal Expenses. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement. The prevailing party shall be entitled to recover all legal fees and expenses which such party may reasonably incur as a result of any legal proceeding relating to the validity, enforceability, or breach of, or liability under, any provision of this Agreement or any guarantee of performance (including as a result of any contest by Executive about the amount of any payment pursuant to Section 6 of this Agreement), plus in each case interest at the applicable Federal Rate provided for in Section 7872(f)(2) of the Code.

              13.  Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of California, except that any arbitration shall be governed by the Federal Arbitration Act.

              14.  Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provisions in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

              IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

E*TRADE GROUP, INC.
By:	/s/ Christos M. Cotsakos

Christos M. Cotsakos Chairman & Chief Executive Officer

EXECUTIVE
/s/ Jerry Gramaglia

Jerry Gramaglia